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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

REGISTRANT AND STATE OF INCORPORATION
Deluxe Corporation, Minnesota, which does business under its own name and under the following tradenames:
Deluxe Check Printers
Deluxe Card Services
Deluxe Financial Forms
Deluxe Business Systems

SUBSIDIARIES
Deluxe Data Systems, Inc., Delaware
Deluxe Data International Limited, England
Chex Systems, Inc., Minnesota
Electronic Transaction Corporation, Delaware, which does business under its own name and under the following tradename: SCAN
N.R.C. Holding Corporation, Delaware
National Revenue Corporation, Ohio
United Creditors Alliance Corporation, Ohio
Financial Alliance Processing Services, Inc., Louisiana
Nelco, Inc., Wisconsin
Deluxe (UK) Limited, England
PaperDirect, Inc., New Jersey
InPrint Publishing Company, New Jersey
Deluxe Canada, Inc., Ontario, Canada
T/Maker Company, California
Current, Inc., Delaware